Exhibit I

Joint Filing Agreement Pursuant to Rule 13d-1(k)(1)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the Common Stock of New Frontier Media, Inc., and that this Joint Filing Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 16th  day of September, 2010.

Longkloof Limited, a Jersey limited liability company

By:	/s/ Cora Binchy
Name: Cora Binchy
Title: Corporate Director

Mile End Limited, a British Virgin Islands limited liability company

By:	/s/ James Colclough
Name: James Colclough
Title: Director